Exhibit 21
Nabors Industries Ltd.
Significant Subsidiaries
As of December 31, 2006

Subsidiary
Nabors Drilling Canada ULC
Nabors Drilling International Ltd
Nabors Drilling USA, LP
Nabors Drilling Limited (Canada)
Nabors Holding Company
Nabors Industries Inc.
Nabors International Finance Inc
Nabors International Holdings Ltd
Nabors Malta Holdings Company Ltd.
Nabors International Management Ltd
Nabors Canada LP
Ryan Energy Technologies Inc.
Oak Leaf Investments Inc
Nabors Diamond Holdings, Inc (formerly Pool Company)
Nabors Well Services Co
Yellow Deer Investments Corp
Nabors Global Holdings Ltd
Nabors Hungary Kft